                                                                   EXHIBIT 10.29


                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(B)(4),
                                                            200.83 AND 240.24B-2


                                  MP3.com, Inc.
                               4790 Eastgate Mall
                               San Diego, CA 92121


                                                   July 26, 2000


Virgin Holdings, Inc.
c/o EMI Recorded Music
1750 North Vine Street
Los Angeles, CA 90028

Gentlepersons:

This agreement (this "Agreement") sets forth the terms and conditions of the agreement between Virgin Holdings, Inc. ("Virgin" and, together with the Label Affiliates (as defined below), the "Company") and MP3.com, Inc. (together with its Affiliates, "MP3") with respect the matters set forth herein.

1.      DEFINITIONS:

        (a) "Adjusted Gross Revenues" means sums actually paid to or received by or on behalf of MP3 in the form of:

               (i) Subscription revenues, storage fees or other sums paid by Locker Owners in connection with the Lockers;

               (ii)   Sponsorship revenues or fees relating to Lockers;

               (iii) Advertising revenues or fees relating to advertisements located within Lockers, less actual out-of-pocket amounts paid to advertising agencies, carriers or other similarly-situated third parties (not to exceed [...***...]) in connection with such advertising revenues;

               (iv) E-commerce bounties or click-thru royalties, or referral, affiliate program or other fees related to MyMP3;

               (v) Co-branding, co-linking, framing and similar revenues and fees related to MyMP3; and



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               (vi)   Revenues from the sale of products or services from
                      Lockers, net of direct, out-of-pocket, third party costs of goods sold (including payments made to third parties entitled to participation in revenues collected in connection with the sale of such products or services), the actual cost of shipping and handling and sales taxes actually paid.

               If any such revenues are paid to or received by MP3 in the form of advertising inventory or other services, products or any thing of value received in lieu of cash consideration (i.e., trade or barter), the fair market value of any such inventory, products or services or any thing of value shall be included in the calculation of Adjusted Gross Revenues. It is understood that certain advertising is sold by MP3 that is not specifically targeted to users of the MyMP3 service or Locker Owners (as evidenced by such advertising appearing as part of a banner that appears on a majority of pages of the MP3 Website) and that sums received from the sale of such site-wide advertising will not be included in the definition of Adjusted Gross Revenues (notwithstanding the fact that such advertising appears on a page of the MP3 Website that includes a Locker). Adjusted Gross Revenues shall not include subscription fees paid to MP3 by a Locker Owner for access to a specific service that does not include [...***...]

        (b) "Affiliate" has the meaning assigned to that term under Rule 501 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder [...***...]

        (c) "Artist" means a recording artist whose performance is embodied in the Company Recordings.

        (d) "Beam-it System" means the system currently utilized by MP3 (and any future enhancements thereto in accordance with this Agreement), pursuant to which a Locker Owner can place a pre-owned Record into a computer CD-ROM drive, MP3's proprietary software verifies the existence and identity of such Record and, upon completion of such verification, the Recordings embodied in such Record are automatically added to the Locker Owner's Title List.

        (e) "Company Album" means an album [...***...] as to which [...***...]

        (f) "Company Master" means an individual master recording [...***...] as to which [...***...]

        (g) "Company Recordings" means all Company Albums and Company Masters now existing or hereafter created during the Term.



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        (h)    "Company Shelf" means [...***...] provided, that the appearance
               (font size, image, etc.) and location within the [...***...] The Company shall have the right (i) to design and customize the Company Shelf (with any such artwork, graphics, photographs, colors and other materials desirable to the Company), (ii) to program all pages of the Company Shelf with content and information and (iii) to include on the Company Shelf hyperlinks to any Web site selected by the Company. MP3 shall [...***...] As soon as practicable after the date hereof, MP3 shall provide the Company with [...***...], to access each Locker's Company Shelf to make changes thereto; provided, that until such time as the [...***...] are available, MP3 shall [...***...] The size of the Company Shelf shall not exceed [...***...] The Company shall be entitled to post on the Company Shelf (or post hyperlinks to) [...***...] It is understood that [...***...] The parties agree to work together to [...***...]

        (i) "Download" or "Downloading" means a media delivery method whereby [...***...] The fact that a file [...***...] does not qualify as Downloading.

        (j) "Enforcement Technology" means the means MP3 shall be required hereunder to utilize to enforce the territorial, Ownership and other restrictions required hereunder including, without limitation: (i) prior to creating or establishing Locker, requiring that Locker Owners confirm, warrant or agree, through a click-thru agreement or otherwise, that [...***...] such Locker Owner is the Owner of the Records on which the Recordings to be added to a Locker are embodied; (ii) employing technology promptly as it becomes available that will enhance enforcement of the restrictions contemplated hereby or that will block access to Lockers by non-compliant users; and (iii) [...***...] and (A) promptly upon identification thereof, disciplining or warning non-compliant users in a manner established by MP3 and
               (B) disconnecting or prohibiting access to Lockers by repeat-offender non-compliant users.

        (k) "Fraction" means a fraction, the numerator of which is [...***...] and the denominator of which is [...***...]

        (l) "Instant Listening System" means the system currently utilized by MP3 (and any future enhancements thereto in accordance with this Agreement), pursuant to which a Locker Owner can purchase a Record from an on-line retailer who has entered into an arrangement with MP3 and add the Recordings embodied in such Record to the Locker Owner's Title List at the time such Record is purchased.

        (m) "Internet" means the publicly available network of computer networks using the Transmission Control Protocol/Internet Protocol (TCP/IP) (including subsequent extensions or modifications thereof) commonly



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               referred to as the Internet and also known as the "World Wide
               Web," from which digital data (e.g., text, information, graphics, audio, video or a combination thereof) may be transmitted from a distant location from or to electronic devices (e.g., computers (mainframe, desktop, laptop, handheld, etc.), set-top boxes, cable modems, handheld devices, cell phones, televisions, etc.) capable of transmitting or receiving digital data or digital information, irrespective of whether a fee is charged or a subscription or membership is required in order to access such network. Even though it is understood that the defined term "Internet," as used in this Agreement, can be used to deliver [...***...] the term "Internet" shall not include [...***...]

        (n) "Label Affiliates" means those record labels [...***...] as of the date of this Agreement.

        (o) "Locker" means Web pages within MyMP3 in which an individual Locker Owner's Title List is maintained. Each Locker shall be accessible solely by a Password and only one Person shall be able to access a Locker at any one time.

        (p) "Locker Owner" means an individual Person who shall have established a particular Locker.

        (q) "MP3 Website" means www.mp3.com and any other Web site wholly owned by MP3 hereafter approved by Virgin in writing in its sole discretion. The MP3 Website shall also include mirror sites, caching servers or equivalent devices whose distribution function for purposes hereof is determined solely by actions directed at such approved URLs.

        (r) "MyMP3" means the My.MP3.com service, MP3's proprietary system located on the MP3 Website that includes the Beam-it System and the Instant Listening System, pursuant to which an individual Person can establish a Locker and maintain a Title List which can be accessed and used only by such Locker Owner using a Password. A true, accurate and complete description of MyMP3 as of the date hereof is attached hereto as Exhibit A, which is incorporated herein by reference.

        (s) "Own," "Owned" or "Ownership" means, with respect to all Locker Owners, the [...***...]

        (t) "Password" means a password either (i) provided to a Locker Owner by MP3 or (ii) chosen by the Locker Owner and accepted by MP3 so that MP3 is able to identify the Locker Owner. Each Password will be unique to the individual Locker Owner.



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                                       4.
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        (u)    "Person" means any individual, corporation, partnership or other legal entity.

        (v) "Record" means any and all forms of reproductions of audio recordings (e.g., albums, singles, etc.), now or hereafter invented, manufactured or distributed primarily for non-public use, including, without limitation, home use, school use, juke box use, or use in means of transportation including both physical and digitized reproductions; provided, that the applicable Recording embodied in a Record shall in all events have been commercially released in the form of a physical phonorecord for sale to consumers.

        (w)    "Recording" means a sound recording embodied in a Record.

        (x)    "Record Labels" means [...***...]

        (y) "Record Payments" means a payment that may be due to an Artist, a record producer or similar third party participant in connection with the use or performance of the Company Recordings hereunder pursuant to a contract relating to such Company Recording entered into between such Artist, producer or third party and a Label Affiliate. For the avoidance of any doubt, Record Payments shall not include (i) payments to any Person (including, without limitation, any songwriter, music publisher or similar third party) entitled to payment in connection with the use or performance of the musical composition embodied in the Company Recordings hereunder and (ii) any other payment required to be made by MP3 hereunder.

        (z) "Stream" means a digital transmission of a Recording in compressed form solely by means of the Internet that (i) is [...***...] and (ii) does not [...***...]

        (aa) "Territory" means the United States and, to the extent the Company owns or has acquired the right to license the rights granted to MP3 under this Agreement, Canada and Mexico.

        (ab) "Title List(s)" means the specific set of Recordings accessible from within an individual Locker by such Locker's Locker Owner using a Password (as distinguished from a playlist selected by a Locker Owner from Recordings included on such Locker Owner's Title List).

2.      LICENSE:

        (a) Upon the terms and subject to the conditions, restrictions and limitations set forth herein, and solely to the extent of the Company's rights with respect thereto, the Company hereby grants to MP3 a non-exclusive, non-



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                                       5.
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               transferable license, without the right to sublicense, solely during the Term (as defined below) and within the Territory:

                (i) To encode the Company Recordings in a secure Streaming format using technologies selected by MP3 (which, if modified or changed from the technologies used by MP3 on the date hereof, shall be subject to the approval of the Company, such approval not to be unreasonably withheld) reasonably necessary to create a database of Recordings which Locker Owners can access only in accordance with the methods described in Sections 2(b)-(d) below and otherwise on the terms and subject to the conditions of this Agreement, to Stream such encoded Company Recordings from the MP3 Servers (as defined below) to Locker Owners via the Internet and to make copies of such Company Recordings solely to the extent necessary to exercise its rights under this Section 2(a)(i); provided, that all such copies shall reside only on the network servers, mirror sites, caching servers, workstations or equivalent devices under the direct control of MP3 dedicated to MyMP3 (the "MP3 Servers");

                (ii) To encode and display on the MP3 Website solely for informational purposes as part of the MyMP3 service (i.e., not made available for copying or other reproduction by Locker Owners), cover artwork associated with the Company Recordings (except for any Company Recordings that are soundtrack albums, unless the Company has the unrestricted right to authorize such use); provided, that no cover artwork shall be encoded by MP3 at a quality in excess of seventy-two (72) dots per inch; and provided further, that all copies of such cover artwork shall reside only on the MP3 Servers;

                (iii) To use on the MP3 Website the names and tradenames of the Company (only as such names and tradenames appear on the Company Recordings), the titles of the Company Recordings and the names of the Artists whose performances are embodied in the Company Recordings (or a producer or other performer who is credited by the Company with such Company Recording), in all cases solely to identify the Company Recordings on the MyMP3 service (and not in connection with any promotion, marketing and/or advertising of MyMP3, MP3, the MP3 Website or for any other purpose whatsoever without Virgin's prior written approval); and

                (iv) In each instance where Virgin has consented in writing to such use (in all cases prior to the time of such use), to use on the MP3 Website the likenesses (other than cover artwork, which is covered by Section 2(a)(iii) above) of the Artists whose performances are embodied in the Company Recordings (and any producer or other performer associated with such Company Recording, to the extent




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                        the Company has the right to authorize such use) solely
                        as part of the MyMP3 service (and not in connection with any promotion, marketing and/or advertising of MyMP3, MP3, the MP3 Website or for any other purpose whatsoever).

        (b) The Company Recordings may be added to or inserted in an individual Locker:

                (i) At the direction of a Locker Owner using the Instant Listening System (or any Equivalent System (as defined below) established by MP3);

                (ii) At the direction of a Locker Owner using the Beam-it System (or any Equivalent System established by MP3);

                (iii) At the direction of a Locker Owner using another system developed by MP3 (so long as such system is an Equivalent System) which enables MP3 to confirm that the Locker Owner Owns and is in the possession of a lawfully produced and acquired Record embodying the Company Recordings that such Locker Owner desires to add to his or her Title List located in his or her Locker; or

                (iv)    By the Company as part of the Company Shelf.

        For purposes of this Section 2(b), the term Equivalent System means a system developed by MP3 after the date hereof which operates in a similar manner, is subject to the same types of restrictions and contains equivalent or better security safeguards as MyMP3 as of the date hereof.

        (c) Recordings located within a Locker Owner's Locker shall be organized by a Locker Owner using management tools developed, established and maintained by MP3, which tools shall, among other things, permit such Locker Owner to organize Recordings located within such Locker on a variety of bases customized by such Locker Owner. It is understood that a Locker Owner shall have the right to access such Person's Locker from any Internet-enabled device; provided, that MyMP3 shall not allow more than one simultaneous connection to a Locker at any one time.

        (d) Recordings included on Title Lists shall only be available for Streaming from the MP3 Servers via the Internet. MP3 shall take all actions necessary to prevent Locker Owners from, and shall use its commercially reasonable best efforts and state-of-the-art methods to render the Locker Owners incapable of, Downloading, copying, altering, modifying or redistributing the Company Recordings from Title Lists or Lockers, unless such Company Recordings are made available to Locker Owners for such purpose by the Company as part of the Company Shelf.

3.      LIMITATIONS:




                                      7.
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        (a)    The rights granted by Virgin hereunder are limited to the
               non-exclusive use of the Company Recordings in the manner expressly described in Section 2. Any and all other rights in connection with the Company Recordings are specifically reserved by the Company. MP3 shall not sublicense, assign or convey to any Person, or pledge, mortgage or encumber any rights under this Agreement.

        (b) Notwithstanding anything in this Agreement to the contrary, MP3's rights hereunder are subject to any restrictions applicable to the Company with respect to any Company Recording including, without limitation, territorial and contractual restrictions. The Company shall be entitled to revoke or terminate MP3's right to use a Company Recording authorized hereunder (i) if required pursuant to a contractual obligation to an Artist or (ii) if the Company does not have or no longer has the right to authorize such Company Recording. If the Company revokes or terminates MP3's rights to a Company Recording pursuant to this Section 3(b), MP3 shall be obligated to immediately (but in any event within two (2) business days) delete all copies of such Company Recording, all associated cover artwork and all titles and hyperlinks referring to the Company Recordings, wherever residing (i.e., in any Locker or on the MP3 Servers), and certify in writing as to their deletion. MP3 shall not be deemed to be in breach of this Section 3(b) so long as it complies with the penultimate sentence hereof within the time period specified therein.

        (c) MP3 shall not edit, change or prepare any derivative work from any Company Recording and shall not defeat, impair or alter in any way any copyright protection technology or mechanism embedded in or associated with the Company Recordings.

        (d) MP3 shall not Stream any Company Recordings from any servers that are not the MP3 Servers, or from any Web site that is not the MP3 Website. Subject to the foregoing, the Company acknowledges that [...***...] In no case shall a Locker be accessible [...***...] MP3 shall inform the Company in writing of all [...***...]

        (e) If MP3 elects to [...***...] MP3 shall ensure that all [...***...]

4.      TERM AND TERRITORY:

        (a) The term (the "Term") of this Agreement shall commence upon execution hereof and shall continue for a period of [...***...] unless terminated earlier in accordance with Section 10 below.

        (b) MP3 will use its commercially reasonable best efforts to prevent persons outside of the Territory from becoming Locker Owners or otherwise



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               creating or accessing Lockers, including [...***...] and
               continuously employing the best available Enforcement Technology. Without Virgin's prior written consent in each case, MP3 shall not [...***...]

        (c) Notwithstanding the foregoing, (i) to the extent of the Company Recordings authorized hereunder and only to the extent of the Company's rights thereto, MP3 shall have the right to permit all existing Locker Owners outside the Territory as of the date hereof to remain Locker Owners and (ii) provided that MP3 is in compliance in all respects with Section 4(b) above, MP3 shall not be in breach of this Agreement by reason of Persons outside of the Territory becoming Locker Owners unless [...***...] As of May 10, 2000, there were approximately [...***...] Locker Owners, of which [...***...] were located outside the Territory (the "Locker Owner Data"). MP3 shall update the Locker Owner Data on a quarterly basis and provide it to Virgin in reasonable detail (i.e., [...***...]).

5. CONSIDERATION: In consideration of this Agreement, MP3 shall pay to the Company the following:

        (a) Upon execution of this Agreement, a non-returnable advance (the "Advance"), recoupable from sums payable pursuant to Sections 5(b) and (c), equal to [...***...]

        (b) For each calendar quarter during the Term, a non-returnable amount equal to the greater of:

                (i)     [...***...] of the Fraction of the Adjusted Gross
                        Revenues; or

                (ii) [...***...] every time a Company Master is Streamed from any Locker; provided, that no consideration shall be payable to Company for Streams of a Company Master that, at the election of a Locker Owner, are less than thirty
                        (30) seconds.

        The amounts described in this Section 5(b) are referred to herein as the "Royalty Fee" and shall be payable in accordance with Section 7 below.

        (c) A non-returnable amount equal to [...***...] every time a Company Master is added to a Title List after May 10, 2000 (the "Per Master Fee"), payable in accordance with Section 7 below. For clarification, it is understood that a single Company Master may be added to multiple Title Lists, and each separate inclusion of a Company Master into an individual Title List shall generate a separate Per Master Fee.



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        (d)    If, prior to the time MP3 recoups the payment made to the
               Company under Section 5(a) above (the "Recoupment Period"), the Company merges with or into a Record Label (a "Merger") and, as a direct result of such Merger, any of [...***...] the "Relevant Labels") transfers any of its rights in and to a Company Recording to a third party (a "Successor Label"), such Company Recording shall continue to be deemed to be a Company Recording. In addition, if during the Recoupment Period there is a Merger and, as a direct result of such Merger, a Relevant Label is merged or combined with a record label that is not a Label Affiliate as of the date hereof (a "Combined Label"), then, (i) if the Combined Label [...***...] and (ii) [...***...] the parties shall meet to determine in good faith the percentage of Recordings released by such Combined Label to be deemed to be Company Recordings so that MP3's ability to recoup the Advance is not materially affected by the Merger and combination (the "Percentage"). If the parties are unable to agree to the Percentage within sixty (60) days of the commencement of such meetings, the parties shall submit the matter to a non-binding mediation. If at the end of such mediation the parties are unable to agree, either party may initiate binding arbitration in Los Angeles, California under the rules of the American Arbitration Association, before a mutually agreed arbitrator. The result of any such arbitration shall be binding upon the parties. Each party shall bear its own expenses incurred in connection with such arbitration. No arbitrator shall be an employee of, or advisor to, either party (or any Affiliate of such party). The subject matter of any such meetings, mediation or arbitration shall be limited solely to the Percentage and no other matters whatsover. In no event shall the Company [...***...]

6.      COMPANY SHELF AND USAGE DATA:

        (a) The Company shall have the right to maintain a Company Shelf in all Lockers. On request from the Company [...***...] MP3 will [...***...] Otherwise, MP3 shall provide the Company with aggregate data concerning the Company Recordings that are included in individual Lockers so as to enable the Company to customize the information to be included on that Locker Owner's particular Company Shelf; provided, that data queries by the Company with respect to an individual Locker will only be accessible to the extent that MP3 develops processes which enable mass addressability and messaging to individual Lockers, which it shall use best efforts to do as soon as possible.

        (b) As soon as practicable after the date hereof, MP3 shall make available to the Company [...***...] including, without limitation, [...***...] It is understood that MP3 shall not provide the Company [...***...] The Company acknowledges that [...***...] is confidential and is proprietary to MP3. Notwithstanding the foregoing, MP3 acknowledges that information contained on a Company Shelf is confidential and proprietary



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               to the Company. Also, MP3 acknowledges that the Company Shelf may include solicitations for the Locker Owner directly to contact the Company. The Company agrees that if the Company elects to permit a Locker Owner to purchase Company Recordings or other products directly from the Company through the Company Shelf [...***...] the Company shall pay to MP3 a fee (the "Commission") equal to [...***...] of the monies actually received by the Company from a Locker Owner for such Company Recording or other product net of costs of goods sold (including participations in revenues), shipping and handling and sales taxes. The Commission shall be accounted, paid and subject to audit on the same basis as the Royalty Fee hereunder.

        (c) MP3 shall cause MP3's recovery and retention and use of consumer information, and its transfer to the Company or any other Person, to comply with all laws and regulations that protect consumer privacy or otherwise governs consumer information retention, use and transfer to which MP3 is subject.

7.      ACCOUNTINGS:

        (a) MP3 shall maintain full, true and accurate accounts with respect to the Royalty Fees and the Per Master Fees and shall compute the sums due to the Company under Sections 5(b) and (c) as of each March 31, June 30, September 30 and December 31 after the date hereof. Within thirty (30) days after each calendar quarterly period, MP3 will send the Company a statement relating to such quarter that includes [...***...] (the "Quarterly Statement"), together with payment of all sums due to the Company. MP3 shall send such Quarterly Statements to the Company regardless of whether any amounts are due to the Company. Quarterly Statements shall be delivered in a computer readable format specified by Virgin in its reasonable, good faith business discretion.

        (b) MP3 will maintain (for at least 5 years after the end of the Term) books and records with respect to sums payable to the Company hereunder. The Company may, at its own expense no more than once per calendar year, examine and copy those books and records, as provided in this paragraph. In the event that the calculation of such sums is determined by a computer-based system, the Company shall be permitted to examine the machine sensible data utilized by such system and the related documentation describing such system. The Company may make those examinations only during MP3's usual business hours, and at the place where it keeps the books and records. Such books and records shall be kept at the MP3 office in San Diego, California, unless otherwise notified. The Company will be required to notify MP3 at least ten (10) days before the date of planned examination. If any audit reveals any statement hereunder to be in error by more than [...***...] in addition to payment of



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              the deficiency, the reasonable costs and expenses of such
              inspection shall be borne by MP3.

8.      REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

        (a) In addition to the other representations, warranties, agreements and obligations of MP3 herein:

                (i) MP3 represents and warrants that it (x) conducts its business in compliance with applicable laws and not in violation of the rights of any third party and (y) has and will continue to have all necessary rights, licenses, permissions and consents in and to all underlying technology (including both hardware and software) utilized in connection with MyMP3 and the MP3 Website or as otherwise necessary in connection with the operation of MyMP3 or the MP3 Website or any of the transactions contemplated hereby and that such underlying technology does not and will not infringe on any patent, copyright, trademark, trade secret or other intellectual property, proprietary or other right of any third party.

                (ii) MP3 shall obtain on its own behalf all necessary licenses, clearances or consents that may be required for use or performance of the copyrighted musical composition(s) embodied in the Company Recordings (each, a "Copyright License"). No such Copyright License is granted hereunder; [...***...]

                (iii) MP3 shall pay all fees due to any third party that become payable in connection with the Copyright Licenses. In addition, subject to Section 8(b), MP3 shall be solely responsible for all other fees and costs associated with its obligations hereunder or that otherwise become payable in connection with the exercise of MP3's rights hereunder including, without limitation
                        (A) all fees and costs associated with operating MyMP3 and the MP3 Website (including, without limitation, employing Enforcement Technology), (B) all payments that may be required under any [...***...] and (C) all costs associated with copying, Streaming, transmitting or performing the Company Recordings (and any authorized cover artwork) in accordance with this Agreement. MP3 will take all such actions, and execute any documents and agreements (including, without limitation, any [...***...] as may be requested by the Company in connection with MP3's obligations under this Section 8(a)(iii).

                (iv) As long as the Company [...***...] MP3 shall, [...***...] only Stream Company Recordings [...***...] Commencing on [...***...] MP3 shall only Stream Company Recordings [...***...]



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                                      12.
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                        MP3 shall not Stream any Company Recording without the
                        inclusion of any and every ISRC code (when available) in the digital data embodied therein.

                (v) MP3 shall use its commercially reasonable best efforts to [...***...] MP3 shall notify Virgin if MP3 becomes aware of any unauthorized copying, manufacture, distribution, lease, sale or other use of the Company Recordings by a Locker Owner, an MP3 Agent or any other Person ("Unauthorized Use"). MP3 shall use its best efforts to cooperate with the Company, and to take all reasonable steps necessary to stop or prevent further Unauthorized Use.

                (vi) MP3 shall use its commercially reasonable best efforts to upgrade, change or supplement, and thereafter implement, the software (or its equivalent, whether now known or hereafter developed) or other technology that is used (A) to Stream the Company Recordings in accordance with the terms hereunder or (B) to enforce the security systems implemented by MP3 to comply with the restrictions contemplated hereby, whenever: (x) [...***...] or (y) any software or technology [...***...]

                (vii) The Company shall have the right to [...***...] provided, that, solely for purposes of this Section 8(a)(vii), the [...***...] If, after the date of this Agreement, MP3 [...***...] then the Company may [...***...] MP3 shall provide Virgin [...***...] and the Company shall have [...***...]

                (viii) MP3 represents and warrants that Exhibit A is a true, accurate and complete description of MyMP3 as of the date hereof, including the security systems utilized therewith, and covenants that such systems, or Equivalent Systems, shall remain in place throughout the Term. MP3 agrees to allow the Company and its representatives to conduct, and shall reasonably cooperate with the Company and such representatives in connection with, a technical audit of MyMP3 and all components thereof, at the Company's expense, during MP3's usual business hours, upon reasonable notice and not more than once per calendar quarter, of the MyMP3 service, and all components thereof, to confirm MP3's compliance with this Section 8(a)(viii).

                (ix) MP3 will use its commercially reasonable best efforts (including, without limitation, employing relevant Enforcement Technology) to ensure that only Recordings Owned by Locker Owners are added to Title Lists including, among other things, (i) [...***...] and (ii) [...***...]



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                                      13.

        (b) The Company shall be solely responsible for any Record Payments that may be due in connection with the use of the Company Recordings contemplated hereunder.

        (c) Each party to this Agreement represents and warrants to the other that (i) such party has the right, power and authority to enter into and fully perform this Agreement and (ii) the execution of this Agreement by such party and its performance of the obligations hereunder do not and will not violate any agreement by which such party is bound.

9. OWNED PROPERTY: MP3 hereby acknowledges that all sound recording copyrights or equivalent state law rights in and to the Company Recordings, and all copyrights in and to the cover artwork, names and tradenames described in Sections 2(a)(ii) and (iii) (the "Owned Property"), as between the Company and MP3, are the sole property of the Company. MP3 shall not contest, or assist others in contesting, the Company's rights or interests in the Owned Property or the validity of such ownership. MP3 shall include on the MP3 Website, its products and all other material produced and distributed publicly by MP3 in accordance with this Agreement, such copyright, trademark and other notices as the Company may from time to time reasonably require.

10.     TERMINATION:

        (a) Either party may terminate this Agreement upon a material breach of any of the representations, warranties, agreements or obligations made by the parties in Sections 2(a), 4(b), 5(b), 5(c), 8(a)(ii), 8(a)(vii) and (viii) of this Agreement, which breach is not cured within thirty (30) days from date of written notice by the non-breaching party of any such breach.

        (b) The Company may terminate this Agreement: (i) if MP3 is dissolved or liquidated, or becomes bankrupt or otherwise insolvent; (ii) if MP3 fails to fully comply with Sections 3, 5(a) and 8(a)(iv) hereof; or (iii) at any time after the sale by MP3 of fifty percent (50%) or more of its assets, whether by stock sale, merger, share exchange, asset sale, consolidation or otherwise to any company engaging in, or which has been sued by the Company for engaging in, music piracy.

        (c) Upon the occurrence of any of the events described in Section 10(b) or the failure of MP3 to cure a material breach within the cure period as provided in Section 10(a), in addition to such other rights and remedies which the Company may have at law or otherwise under this Agreement, the Company shall have the right to terminate this Agreement and all rights granted hereunder shall forthwith revert to the Company. Notwithstanding any such termination, this Section 10 and Sections 13 and 14 shall remain in full force and effect.

        (d) Upon the expiration of the Term or earlier termination (after all disputes are resolved) of this Agreement in accordance with this Section 10, MP3 shall immediately: (i) stop all copying of Company Recordings; (ii)




                                      14.

               prevent any and all Locker Owners from adding Company Recordings to Title Lists; (ii) stop Streaming the Company Recordings; and
               (iii) immediately delete any and all computer files embodying any Company Recordings or any other Owned Property, wherever residing (i.e., in any Lockers or on the MP3 Servers), and certify to their deletion. MP3 hereby acknowledges and agrees that [...***...]

11.     INDEMNITY:

        (a) Each party hereby agrees to hold harmless, defend and indemnify the other party (and its Affiliates, directors, officers, employees and agents) from any and all damages, liabilities, costs, losses and expenses (including reasonable attorneys' fees) ("Losses") arising out of or connected with any claim, demand, liability or action brought or claimed by a third party (collectively referred to as a "Claim") to the extent such Claim is based upon a breach of any of the warranties, representations, covenants or obligations of the indemnifying party in this Agreement or the gross negligence or willful misconduct of such party.

        (b) In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any Claim which the indemnified party believe it is entitled to be indemnified pursuant to this Section 11. The indemnifying party agrees to reimburse the indemnified party, on demand, for any payment made by the indemnified party at any time with respect to any Losses to which the foregoing indemnity applies. The indemnified party may, at its own expense, assist in the defense and all negotiations relating to a settlement of any such Claim. Any settlement intended to bind the indemnified party may not be entered into without the indemnified party's prior written consent, which shall not be unreasonably withheld or delayed.

        12. NOTICES: All notices hereunder shall be given in writing and shall be effective when served by personal delivery or upon receipt when sent by certified mail, return receipt requested, postage prepaid; when sent by overnight courier service; when sent by facsimile transmission with hard copy confirmation sent by certified mail; or when sent by e-mail with telephonic confirmation, in each case to the party at the addresses set forth below (or at such other addresses hereafter designated by the parties):

               If to MP3:

               MP3.com, Inc.
               4790 Eastgate Mall
               San Diego, CA  92121
               Attention:  Robin Richards
               Facsimile:  (858) 623-7003
               e-mail:  robin@mp3.com



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                                      15.

               with a copy to:

               Ziffren, Brittenham, Branca & Fischer LLP
               1801 Century Park West
               Los Angeles, CA  90067-6405
               Attention:  Gary Stiffelman, Esq.
               Facsimile:  (310) 553-7068
               e-mail:  garys@zbbf.com

               If to the Company:

               Virgin Holdings, Inc.
               c/o EMI Recorded Music, New Media Group
               1750 N. Vine Street
               YV Building
               Hollywood, California 90028
               Attention:  Robyn L. Glaser
               Facsimile:  (323) 769-4421
               e-mail:  robyn.glaser@emicap.com

               with a copy to:

               EMI Recorded Music, North America
               1290 Avenue of the Americas, 38th Floor
               New York, New York 10104
               Attention:  Alasdair J. McMullan
               Facsimile:  212-492-5095
               e-mail:  alasdair.mcmullan@emicap.com

or to such other persons or at such other address hereafter designated by the parties.

13. CONFIDENTIALITY. The terms and conditions of this Agreement are in all respects confidential, and neither party shall disclose them, directly or indirectly, to any other person (except to the extent such disclosure is required by law [...***...] other than such party's legal and financial advisors who shall agree to be bound by this confidentiality agreement. Neither party shall, directly or indirectly, by any means, disclose, or participate in or contribute to any public discussion, notice or other publicity concerning, the terms and conditions of this Agreement. Notwithstanding the foregoing, the parties agree that a mutually approved press release with respect to this Agreement shall be issued within a reasonable period after execution hereof in accordance with Section 14(i) below.

14.     MISCELLANEOUS:

        (a) This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior and



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                                      16.
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               contemporaneous agreements and understandings, whether oral or written. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. All remedies, rights, undertakings and obligations contained in this agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking or obligation of either party.

        (b) The Company may transfer or assign, in whole or in part, this Agreement (or its rights, interests or obligations hereunder) to any of its Affiliates or upon a change of ownership of the Company. MP3 shall not assign its rights hereunder in whole or in part to any person or entity without the prior written approval of Virgin. Any such purported assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties, their permitted assigns and their respective successors and legal representatives.

        (d) This Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely within the State of New York, with respect to the determination of any claim, dispute or disagreement which may arise out of the interpretation, performance or breach of this Agreement. Any claim arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the United States District Court of the Southern District of New York or, if federal jurisdiction is unavailable, in any state court located in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of such Court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement of the subject matter hereof may not be enforced in any such Court.

        (e) Except as is specifically provided herein, nothing in this Agreement is intended to confer on any person not a party hereto any rights or remedies under this Agreement.

        (g) A waiver by either party of any provision of this agreement in any instance shall not be deemed to waive it for the future.

        (i) Other than as required by law, regulation or stock exchange requirements, and without the consent of the other party, the parties hereto shall not, and shall cause their respective Affiliates not to, disclose the existence of this Agreement or issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement. If any press release or other announcement is made in accordance with the foregoing sentence, the content of such release or other announcement must be mutually agreed by the parties hereto.




                                      17.

        (j) Should any part of this Agreement judicially be declared to be invalid, unenforceable, or void, the parties agree that the part or parts of this Agreement so held to be invalid, unenforceable, or void shall be reformed by the entity having jurisdiction thereover without further action by the parties hereto and only to the extent necessary to make such part or parts valid and enforceable.

        (k) Each party is acting as an independent contractor and not as an agent, partner, or joint venturer with the other party for any purpose. Except as provided in this Agreement, neither party shall have any right, power, or authority to act or to create any obligation, express or implied, on behalf of the other.

        (l) The Section headings in this Agreement are used for convenience only and will not affect the interpretation of any provision.

        (m) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.




                                      18.

Please indicate your acceptance of the above terms by signing in the space indicated below.

                                            Very truly yours,

                                            MP3.COM, INC.


                                            By:   /s/ ROBIN RICHARDS
                                               ---------------------------------
                                                  Name:
                                                  Title: PRES

AGREED AND ACCEPTED:

VIRGIN HOLDINGS, INC.


By:
   ----------------------------
      Name:
      Title:

Please indicate your acceptance of the above terms by signing in the space indicated below.

                                            Very truly yours,

                                            MP3.COM, INC.


                                            By:
                                               ---------------------------------
                                                  Name:
                                                  Title:

AGREED AND ACCEPTED:

VIRGIN HOLDINGS, INC.


By: /s/  JAY A. SAVIT
   ----------------------------
      Name:  Jay A. Savit
      Title: Vice President

                                    EXHIBIT A

                      DESCRIPTION OF THE MY.MP3.COM SERVICE

THE BEAM-IT SYSTEM

[...***...]




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



                                    EXHIBIT B

                                   [...***...]




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